EXECUTION COPY

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (this "Amendment") is made and entered into as of the 12th day of October, 2015 (the "Amendment Date"), between and among MAGELLAN PETROLEUM CORPORATION, a Delaware corporation (the "Magellan" or the "Company") and Antoine J. Lafargue (the "Executive").

WITNESSETH

WHEREAS, the Company and the Executive entered into an employment agreement dated October 31, 2014 (the "Employment Agreement") pursuant to which the Company employed Executive as its Senior Vice President of Strategy and Business Development and Chief Commercial Officer in accordance with the terms and conditions set forth therein;

WHEREAS, Executive has recently changed job titles and responsibilities and is the new Senior Vice President -- Chief Financial Officer, Treasurer, and Corporate Secretary of the Company, and the parties wish to memorialize in writing such change in job title and responsibilities;

WHEREAS, in addition to the foregoing, the Special Committee of the Board of Directors of the Company (the "Committee") recognizes that, as is the case with many publicly held corporations, the possibility of a sale of the Company or its assets exists. These possibilities, and the uncertainty they create with executives, may be detrimental to the Company and its shareholders if executives are distracted and/or leave the Company. The Committee considers the avoidance of such loss and distraction to be essential to protecting and enhancing the best interests of the Company and its shareholders. The Committee also believes that when a transaction is perceived as imminent, or is occurring, the Committee should be able to receive and rely on disinterested service from executive employees regarding the best interests of the Company and its shareholders without concern that the executive employees might be distracted or concerned by their personal uncertainties and risks created by the perception of an imminent or occurring transaction;

WHEREAS, in light of the foregoing, the Committee has determined that appropriate steps should be taken to assure the Company of the Executive's continued employment and attention and dedication to duty, and to seek to ensure the availability of his continued service, notwithstanding the possibility, threat or occurrence of a sale of the Company or its assets; and

WHEREAS, in order to fulfill the above purposes, the parties wish to enter into this Amendment to the Employment Agreement.

NOW THEREFORE, in consideration of the premises and mutual covenants and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and accepted, the parties hereto, intending to be legally bound, agree as follows:

1. Amendments.

A. The second recital of the Employment Agreement is hereby deleted and replaced in its entirety with the following:

> " WHEREAS, effective as of October 31, 2014, the Executive was appointed as the Company's Senior Vice President of Strategy and Business Development and Chief Commercial Officer;
>
> WHEREAS, effective as of June 19, 2015, the Company wishes to appoint Executive as the Company's Senior Vice President – Chief Financial Officer, Treasurer, and Corporate Secretary;"

B. Section 2.1 of the Employment Agreement is hereby deleted and is replaced in its entirety with the following:

> "2.1 Duties and Responsibilities. Beginning on June 19, 2015, the Company shall employ Executive as the Company's Senior Vice President – Chief Financial Officer, Treasurer, and Corporate Secretary at the Company's Denver, Colorado office. As Chief Financial Officer, the Executive's duties shall include, but not be limited to, management and oversight of the Company's: accounting functions; tax functions; treasury functions; general corporate financing activities, including all debt and equity issuances in connection therewith; investor relations; insurance and risk function; land function; and human resources function. Additional specific duties shall include, but not limited to, primary responsibility for the Company's CO2-enhanced oil recovery related activities and strategic initiatives. The Executive will also assist the Company's Chief Executive Officer in negotiating significant transactions including acquisitions, mergers, the sale of all or part of the Company's assets, farmouts of assets or subsidiaries, and joint venture agreements. As Corporate Secretary, the Executive's duties shall include, but not be limited to: oversight and management of all administrative functions related to the Company's Board of Directors (the "Board") and its committees; planning and preparation of the Company's stockholder meetings; and oversight and management of the Company's stock transfer agent and related stockholder records. The Executive shall report directly to the Company's President and Chief Executive Officer ("CEO") and shall have such other duties and responsibilities as are appropriate to his positions with the Company and as may be assigned to him from time to time by the CEO (provided, however, that such assignments do not constitute a material reduction in the Executive's overall duties and responsibilities), and will have such authority as required to enable the Executive to perform the Executive's duties under this Agreement. Consistent with the foregoing, the Executive shall comply with all reasonable instructions of the CEO and of the Board. It is the intention of the Parties that during the Initial Term and any subsequent Renewal Term hereof the Executive will serve in the capacities described in this Section 2.1, and will devote substantially all of his business time and attention and best efforts to the affairs of the Company and its subsidiaries

and the performance of his duties. Nothing in this Agreement, however, shall prevent the Executive from (i) participating in charitable, civic, educational, professional, community, or industry affairs or, with prior written approval of the Board, serving on the board of directors or advisory boards of other companies; and (ii) managing the Executive's and the Executive's family's personal investments so long as such activities do not materially interfere with the performance of the Executive's duties hereunder or create a potential business conflict or the appearance thereof.

C. The first paragraph of Section 7.1(b) of the Agreement is hereby deleted and is replaced in its entirety with the following:

" (b) For purposes of this Agreement, "Good Reason" shall mean only, without Executive's written consent, (A) a material reduction in the scope of the authority, functions, duties, or responsibilities of Executive's employment from that which is contemplated by this Agreement; provided that a change in scope solely as a result of the Company no longer being a public company or becoming a subsidiary of another entity shall not constitute Good Reason; (B) a material reduction in the employee's base salary (taking into account any cost of living adjustments based on the relocation of Executive's employment outside of the Denver, Colorado metropolitan area), cash bonus opportunity, long-term equity incentives, or severance protections, (C) the Company materially changing the geographic location in which the Executive must perform services from the Denver, Colorado metropolitan area to any other location other than the metropolitan area of Houston, Texas, Dallas, Texas, or New York, New York; or (D) any material breach by the Company or any provision of this Agreement without the Executive having committed any material breach of the Executive's obligations hereunder (including Section 13 hereof), in each case of (A), (B), (C), or (D), which breach is not cured by the Company within 30 days following written notice thereof to the Company of such breach."

D. A new Section 7A is added to the Employment Agreement as of the Amendment Date to read as follows:

"7A. Terminations of Employment Related to a Qualifying Transaction.

7A.1 If, during the Qualifying Transaction Protection Period (as defined below), Executive experiences a Qualifying Termination (also as defined below), then in addition to the Accrued Benefits, the Severance Benefit, the Medical Benefit, and any other items to which Executive may be entitled under the other applicable Sections of this Agreement, Executive shall also be entitled to receive an additional cash severance payment equal to the difference between (x) the lesser of (i) two years' of Executive's then-current base salary as of the date of termination, and (ii) $600,000 *minus* (y) the amount of the Severance Benefit (the "CIC Severance Amount"). The CIC Severance Amount shall be paid to the Executive on the later of (A) the date of the Qualifying Transaction (as defined

below), or (B) the date on which the first monthly installment of the Severance Benefit is paid. Nothing in this Section shall affect or reduce the Accrued Benefits, the Severance Benefit, the Medical Benefit, and any other items to which Executive may be entitled under the other applicable Sections of this Agreement. The CIC Severance Amount shall be treated as a separate payment than the Severance Benefit for purpose of Code Section 409A.

7A.2 For purposes of this Agreement, a "Qualifying Termination" shall mean the termination of Executive's employment during the Qualifying Transaction Protection Period by the Company other than for Non-Renewal, Disability or Cause pursuant to Section 6.1(a) or by Executive for Good Reason pursuant to Section 7.1, in either case where Executive is not offered substantially comparable employment and remuneration by any successor to the Company.

7A.3 In the event Executive (i) receives or becomes entitled to receive all or a portion of the Severance Benefit under Section 6.1(a) or Section 7.1 and/or the CIC Severance Benefit as a result of a termination occurring during the Qualifying Transaction Protection Period, and (ii) later becomes employed by the successor to the Company in the Qualifying Transaction or is offered and refuses substantially comparable employment and remuneration by the successor to the Company in the Qualifying Transaction, then Executive shall forfeit and cease to have any further entitlement to any unpaid Severance Benefit or CIC Severance Amount hereunder and the Company shall reduce (but not below zero) any yet unpaid "Transaction Bonus Compensation" by the amount of the Severance Benefit or CIC Severance Amount previously paid. For purposes of this Agreement, "Transaction Bonus Compensation" shall mean any amounts payable to Executive pursuant to that certain Transaction Incentive Agreement and Override Bonus Agreement between Executive and the Company.

7A.4 For purposes of this Agreement, a "Qualifying Transaction" shall mean any of the following occurring prior to December 31, 2017:

(a) Any transaction or series of related transaction pursuant to which any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) (a "Person") acquires, via stock purchase, merger, reorganization, consolidation, or other transaction, at least 50% (fifty percent) of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; provided, however that for purposes of this subparagraph, the following shall not be deemed to be a Qualifying Transaction: (1) any acquisition directly from the Company for reasons unrelated to a bona fide sale of the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust)

sponsored or maintained by the Company or any corporation controlled by the Company; or

(b) The sale of other disposition of greater than 95% (ninety-five percent), as defined by market value on the Amendment Date, of the gross assets of the Company.

7A.5 For purposes of this Agreement, the "Qualifying Transaction Protection Period" shall mean the period beginning 74 days prior to the signing of the definitive agreement pursuant to which the Qualifying Transaction actually occurs, and ending ten months after the date on which the Qualifying Transaction occurs."

E. Section 9 of the Agreement is hereby deleted and is replaced in its entirety with the following:

"9. Conditions to Payment of Certain Benefits. Notwithstanding anything in this Agreement to the contrary, the Company's obligation to pay or provide to the Executive the benefits described in Sections 6.1(b)(iv) – (vi), 6.1(c), 6.2(a)(ii), 7.1(a)(ii) – (iv), 7.2(ii), and 7A.1 of this Agreement shall be subject to (i) the Executive's compliance with the provisions of Section 13 hereof; (ii) delivery to the Company of the Executive's resignations from all officer, directorships, and fiduciary positions, if any, with the Company and its subsidiaries and employee benefit plans; and (iii) the Executive's execution and delivery to the Company, without revocation, of a valid Termination, Voluntary Release, and Waiver of Rights Agreement, in substantially the form attached to this Agreement as Exhibit A (the "Release"). If the documentation described in clause (ii) above and the Release described in clause (iii) above have not been executed by the Executive and delivered to the Company within 30 days following the termination of the Executive's employment, the benefits referenced in this Section 9 shall be forfeited and shall not be reinstated for any reason.

F. Section 10.1 of the Employment Agreement is hereby deleted and is replaced in its entirety with the following:

"10.1 In the event than any payment or benefit received or to be received by the Executive pursuant to this Agreement or any other plan, program or arrangement of the Company or its affiliates would constitute an "excess parachute payment" within the meaning of Section 280G of the Code ("Excess Parachute Payment"), then such payment or benefits shall be reduced (by the minimum possible amounts) until no amount payable to the Executive constitutes an Excess Parachute Payment; provided, however, that no such reduction shall be made if the net after-tax payments (after taking into account Federal, state, local or other income and excise taxes) to which the Executive would otherwise be entitled without such reduction would be greater than the net after-tax payment (after taking into account Federal, state, local or other income and excise taxes) to the Executive resulting from the receipt of such payments with such reduction. In

the event a reduction is required, payments and benefits shall be reduced in the following order: (i) cash severance benefits payable under this Agreement, then (ii) vesting or granting of equity that is **not** subject to reduction pursuant to Treasury Regulation 1.280G-1 Q&A 24(c), then (iii) other cash payments that are compensatory in nature and contingent upon the change in control transaction, then (iv) vesting of equity that is subject to reduction pursuant to Treasury Regulation 1.280G-1 Q&A 24(c), then (v) any other payments or benefits that may be contingent upon the change in control."

G. Section 15.4 of the Agreement is deleted in its entirety.

2. Effect of Amendment. Except as expressly provided herein, all portions of the Employment Agreement shall continue unamended and in full force and effect.

3. Counterparts. This Amendment may be executed in counterparts.

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IN WITNESS WHEREOF, the Company and the Executive have duly executed this Amendment effective as of the date first written above.

MAGELLAN PETROLEUM CORPORATION

By: ____________________
Name: Brendan S. MacMillan
Title: Special Committee of the Board of Directors Representative

EXECUTIVE

____
Antoine Lafargue